FOR IMMEDIATE
RELEASE

Contact:    Ruth Pachman/Michael Herley
Kekst and Company
212-521-4800

CARVER BANCORP, INC. APPOINTS THREE NEW BOARD MEMBERS:
LEWIS JONES III, KENNETH KNUCKLES AND COLVIN GRANNUM

NEW YORK, NEW YORK, September 27, 2013 - Carver Bancorp, Inc. (“Carver” or the “Company”) (NASDAQ:CARV), the holding company for Carver Federal Savings Bank, announced that Lewis Jones III, Managing Principal and Co-Founder of 5 Stone Green Capital; Kenneth Knuckles, President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation (UMEZ); and Colvin Grannum, President of the Bedford Stuyvesant Restoration Corporation, have been appointed to the Company’s Board of Directors, effective October 1, 2013.

“Carver is pleased to announce the appointment of three exceptional business leaders to the Board as we work to ensure that Carver remains a strong and trusted resource in the urban communities that we serve,” said Robert Holland, Lead Independent Director of Carver. “Their collective experience will be of tremendous value to our Board and management team as we work in concert to guide the Company on the execution of its business strategy going forward.”

Deborah C. Wright, Carver Chairman and Chief Executive Officer added, “As we accelerate our efforts to complete Carver’s turnaround and increase our revenue growth, we are very fortunate to add to our Board three individuals with on-the-ground operational and financial experience, as well as key business relationships in our marketplace.”

The appointments bring the total number of Directors at Carver Bancorp, Inc. and Carver Federal Savings Bank to ten.

Lewis Jones III is Managing Principal and Co-Founder at 5 Stone Green Capital, an asset management firm that seeks capital appreciation and current income from investments in energy efficient and sustainably designed green real estate developments, which have positive social and environmental impacts. Mr. Jones has more than 27 years of distinguished real estate industry and investment experience. Previously, Mr. Jones was an executive for over 22 years at JPMorgan Chase. He was Co-Portfolio Manager of the JPMorgan Urban Renaissance Property Fund and a senior member of the Acquisitions Team at JPMorgan Asset Management. Previously, Mr. Jones served as President of the Chase Community Development Corporation where he held overall management responsibility for the firm’s community development lending and investment activities, which totaled more than $5 billion during his 17-year tenure. Mr. Jones holds his J.D.

and M.B.A. from Columbia University and his A.B. from Harvard University. He serves on the boards of Mt. Sinai Hospital Center and the Housing Partnership Development Corporation.

Kenneth Knuckles is President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation (UMEZ), a position he has held since January 2003. Since 1996, UMEZ has invested more than $230 million in the economy of Upper Manhattan, including $140 million under Mr. Knuckles’ leadership, leveraged nearly $1 billion in private capital, and created nearly 9,000 jobs. Mr. Knuckles is also Vice Chair of the New York City Planning Commission, twice appointed by Mayor Michael R. Bloomberg. Before joining UMEZ, Mr. Knuckles was Vice President of Support Services and Chief Procurement Officer at Columbia University, where he was responsible for providing administrative and support services to the faculty and administration, including acquisition of more than $250 million in goods and services annually. From 1990 through 1993, he was Commissioner of the New York City Department of General Services during the David N. Dinkins mayoral administration. From 1987 through 1990, Mr. Knuckles served as Deputy Borough President of Bronx County. Mr. Knuckles holds a B.S. in Architecture from the University of Michigan and a J.D. from the Howard University School of Law. He is a Board Trustee of Continuum Health Group and NYC Big Brothers and Big Sisters. Mr. Knuckles was recently appointed by Governor Andrew M. Cuomo to be a member of the New York City Regional Economic Development Council.

Colvin W. Grannum is President and Chief Executive Officer of Bedford Stuyvesant Restoration Corporation (“Restoration”), the nation’s first community development corporation. Over the past 46 years, Restoration has been the catalyst for the investment of over $500 million in Central Brooklyn. Through its facilities and programs, Restoration currently serves approximately 50,000 people annually. During Mr. Grannum’s tenure, Restoration has participated in transactions resulting in the preservation and development of more than 1,000 units of affordable housing. Restoration’s commercial revitalization activities have resulted in more than $10 million of private sector investment in new businesses and $24 million of public sector investment in local commercial infrastructure and cultural facilities. Prior to joining Restoration in 2001, Mr. Grannum served as Chief Executive Officer of Bridge Street Development Corporation, a leading church affiliated community development corporation. Before his career in community development, Mr. Grannum practiced law for over 17 years in the public and private sectors. He is chairperson of the board of Bedford Stuyvesant Early Childhood Development Center, Inc. He also serves as a director of the New York City Housing Development Corporation, Local Initiatives Support Corporation, New York City Workforce Investment Board, and the Center for New York City Neighborhoods. Mr. Grannum holds a B.A. from the University of Pennsylvania and a J.D. from Georgetown University Law Center.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.
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